WILLIAM BLAIR FUNDS

MULTI-CLASS PLAN

WHEREAS, the William Blair Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with authorized separate series (“Funds”);

WHEREAS, William Blair & Company, L.L.C. (“William Blair”) serves as investment manager and principal underwriter for the Trust;

WHEREAS, as described in its prospectus, each Fund (except the Emerging Markets Growth Fund, the Institutional International Growth Fund, the Institutional International Equity Fund and the Ready Reserves Fund) has established multiple classes enabling each Fund to offer investors the option of purchasing shares (a) with a front-end sales load (which may vary among Funds), and a shareholder services fee, as described in the Shareholder Services Agreement between the Trust and William Blair (the “Shareholder Services Agreement”) (the “Front-End Load Option” or “Class A shares”); (b) without a front-end sales load, but subject to a Contingent Deferred Sales Charge (“CDSC”), a distribution fee, as described in the Trust’s Distribution Plan for that Class, and a shareholder services fee, as described in the Shareholder Services Agreement (the “Deferred Option” or “Class B shares”); (c) without a front-end sales load, but subject to a CDSC, a distribution fee, as described in the Trust’s Distribution Plan for that Class, and a shareholder services fee, as described in the Shareholder Services Agreement (the “Level Load Option” or “Class C shares”); (d) without a front-end sales load or CDSC, but subject to a shareholder/distribution services fee, as described in the Trust’s Distribution Plan for that Class (the “No Load Option” or “Class N Shares”); and (e) without a front-end load, CDSC, distribution fee or shareholder services fee;

WHEREAS, as described in its prospectus, the Ready Reserves Fund has established multiple classes enabling the Ready Reserves Fund to offer investors the option of purchasing: (a) Class N shares without a shareholder/distribution services fee, but subject to a service fee, as described in the Service Agreement between the Trust, on behalf of the Ready Reserves Fund and William Blair (the “Service Agreement”); and (b) shares of the Institutional Option;

WHEREAS, as described in its prospectus, the Emerging Markets Growth Fund has established multiple classes enabling the Emerging Markets Growth Fund to offer investors the option of purchasing: (a) Class N shares subject to a shareholder/distribution services fee, as described in the Trust’s Distribution Plan for that Class and a shareholder services fee, as described in the Shareholder Services Agreement between the Trust, on behalf of the Emerging Markets Growth Fund, and William Blair; (b) Class I shares subject to a shareholder services fee, as described in the Shareholder Services Agreement between the Trust, on behalf to the Emerging Markets Growth Fund, and William Blair; and (c) shares without a front-end load, CDSC, distribution fee or shareholder services fees (“Institutional Shares Option” or “Institutional Class Shares”); and

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Class Plan as follows:

1. Each class of shares of each Fund will represent interests in the same portfolio of investments of a Fund, and be identical in all respects to each other class of a Fund, except as set forth below. The only differences among the various classes of shares of the same Fund will relate solely to: (a) different distribution fee payments associated with any Distribution Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different shareholder services fees associated with any Shareholder Services Agreement or service fees associated with the Service Agreement in the case of Ready Reserves Fund; and (c) different class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one class of shares of a Fund upon approval by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Funds.

2. Under this Multi-Class Plan, certain expenses may be attributable to a Fund, but not to a particular class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Expenses that are attributable to a particular Fund, but not to a particular class thereof, will be borne by each class of such series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the distributor, the investment manager or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution fees or shareholder/distribution services fees associated with the Distribution Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto); (b) any shareholder services fees associated with the Shareholder Services Agreement attributable to such class or any service fee associated with the Service Agreement for Class N shares of the Ready Reserves Fund; and (c) any class expenses determined by the Board of Trustees to be attributable to such class.

3. After a shareholder’s Class B shares have been outstanding for eight years (two years for Class B shares of the Income Fund), they will automatically convert to Class A shares of the same Fund at the relative net asset values of the two classes and will thereafter not be subject to the Distribution Plan. Class B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class B shares.

4. Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

5. To the extent exchanges are permitted, shares of any class of a Fund will be exchangeable with shares of the same class of another Fund as described in the prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. For purposes of calculating the time period remaining on the conversion of Class B shares to Class A shares, Class B shares received on exchange retain their original purchase date.

6. Dividends paid by a Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, shareholder services fees, service fees (for Class N shares of the Ready Reserves Fund) and class expenses allocated to a class will be borne exclusively by that class.

7. Any distribution arrangement of a Fund, including distribution fees and front-end and deferred sales loads, will comply with Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

8. The portion of the Ready Reserves Fund’s service fee that is attributable to personal shareholder services will comply with the “service fees” limitation as set forth in Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

9. All material amendments to this Plan must be approved by a majority of the members of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust.

Dated: July 20, 1999, amended September 8, 1999, October 24, 2000 and February 18, 2005